UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 19, 2021
Date of Report (Date of earliest event reported)

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan	001-15141	38-0837640
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

855 East Main Avenue, Zeeland, MI 49464

(Address of principal executive offices and zip code)

 (616) 654-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MLHR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On July 19, 2021 (the “Closing Date”), Herman Miller, Inc., a Michigan corporation (the “Company”), completed its previously announced acquisition of Knoll, Inc., a Delaware corporation (“Knoll”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 19, 2021, by and among the Company, Heat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Knoll. On the Closing Date, pursuant to the Merger Agreement and upon the terms and conditions set forth therein, Merger Sub merged with and into Knoll (the “Merger”), with Knoll surviving the Merger.  The Merger is more fully described in Item 2.01 below.

Immediately prior to the consummation of the Merger, the Company acquired all of the outstanding shares of preferred stock of Knoll pursuant to the Stock Purchase Agreement, dated as of April 19, 2021 (the “Stock Purchase Agreement”), by and between the Company and Furniture Investment Acquisitions S.C.S.  As a result of the consummation of the Merger and the transactions contemplated by the Stock Purchase Agreement, Knoll became a wholly-owned subsidiary of the Company.

Item 1.01.	Entry into a Material Definitive Agreement.

On the Closing Date, the Company entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the lenders and other parties party thereto, Goldman Sachs Bank USA and Wells Fargo Bank, National Association, as administrative agents, and Goldman Sachs Bank USA, as collateral agent, which provides for senior secured financing of $1,750.0 million, consisting of a term loan A facility (the “Term Loan A Facility”) in an aggregate principal amount of $400.0 million, a term loan B facility (the “Term Loan B Facility”) in an aggregate principal amount of $625.0 million and a revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan A Facility and Term Loan B Facility, the “Senior Facilities”) in an aggregate principal amount of up to $725.0 million, including a letter of credit sub-facility of up to $50.0 million.

Proceeds of the loans borrowed under the Senior Facilities on the Closing Date were used to fund, in part, the transactions contemplated by the Merger Agreement, including the consummation of the Merger, the repayment in full of the Existing Credit Facility and Existing Private Placement Notes (each as defined below) and certain of Knoll’s existing indebtedness, and to pay related fees and expenses. As of the Closing Date, the Revolving Credit Facility had outstanding borrowings in an aggregate principal amount of $285.0 million. Proceeds of any loans under the Revolving Credit Facility borrowed after the Closing Date and letters of credit will be used for general corporate purposes.

The Senior Facilities are guaranteed by each of the Company’s wholly owned domestic subsidiaries, including Knoll and its subsidiaries, and are secured by substantially all assets of the Company and of each subsidiary guarantor, in each case subject to certain exceptions.

Borrowings under the Senior Facilities bear interest at a rate per annum equal to, at the Company’s option, either a LIBO rate (subject to a 0.00% floor) or a base rate, in each case plus an applicable margin of, initially, (i) in the case of borrowings under the Term Loan A Facility, 1.50% for LIBOR loans and 0.50% for base rate loans, (ii) in the case of borrowings under the Term Loan B Facility, 2.00% for LIBOR loans and 1.00% for base rate loans and (iii) in the case of borrowings under the Revolving Credit Facility, 1.50% for LIBOR loans and 0.50% for base rate loans. The applicable margin for borrowings under each of the Senior Facilities varies depending on the Company’s first lien secured net leverage ratio. The Company is also required to pay a commitment fee initially equal to 0.20% per annum to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The commitment fee under the Revolving Credit Facility varies depending on the Company’s first lien secured net leverage ratio.

The Term Loan A Facility matures on the five-year anniversary of the Closing Date and amortizes in equal quarterly installments starting with the first full fiscal quarter after the Closing Date, of (i) for the first eight full fiscal quarters following the Closing Date, 1.25% of the initial principal amount, (ii) for the next four fiscal quarters, 1.875% of the initial principal amount and (iii) thereafter, 2.5% of the initial principal amount.  The Term Loan B Facility matures on the seven-year anniversary of the Closing Date and amortizes in equal quarterly installments, starting with the first full fiscal quarter after the Closing Date, of 0.25% of the initial principal amount. The Revolving Credit Facility matures on the five-year anniversary of the Closing Date. In addition, the Company is required to prepay outstanding loans under the Term Loan B Facility, subject to certain exceptions, with up to 50% of the Company’s annual excess cash flow, as defined under the Credit Agreement, and outstanding loans under the Term Loan A Facility and the Term Loan B Facility, subject to certain exceptions, with up to 100% of the net cash proceeds of certain recovery events and non-ordinary course asset sales (which percentages vary depending on the Company’s first lien secured net leverage ratio).

The Company may generally prepay outstanding loans under the Senior Facilities at any time, without prepayment premium or penalty, subject to customary “breakage” costs with respect to LIBOR loans. Prepayments of the Term Loan B Facility in connection with certain “repricing events” resulting in a lower yield occurring at any time during the first six months after the Closing Date must be accompanied by a 1.00% prepayment premium.

The Term Loan A Facility and Revolving Credit Facility require that the Company maintain a maximum first lien secured net leverage ratio, as defined in the Credit Agreement, initially of 4.25 to 1.00 as of the last day of each fiscal quarter for which financials have been (or were required to be) delivered, commencing with the first full fiscal quarter after the Closing Date, stepping down to 3.75 to 1.00 over time.  At the Company’s election, in certain circumstances, such ratio may be increased by up to 0.50 to 1.00.

The Senior Facilities contain certain affirmative and negative covenants that limit the ability of the Company, among other things and subject to certain significant exceptions, to incur debt or liens, make investments, enter into certain mergers, consolidations, asset sales and acquisitions, pay dividends and make other restricted payments and enter into transactions with affiliates.

The Senior Facilities contain certain events of default, including relating to a change of control. If an event of default occurs, the lenders under the Senior Facilities will be entitled to take various actions, including the acceleration of amounts due under the Senior Facilities.

The foregoing description of the Credit Agreement and the Senior Facilities is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated herein by reference.

At the effective time of the Merger (the “Effective Time”), each share of common stock of Knoll, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than shares owned by Knoll as treasury stock, shares owned by the deal parties or their subsidiaries, or shares subject to Knoll restricted stock awards) was converted into the right to receive (i) 0.32 shares of common stock, par value $0.20 per share, of the Company (“Company Common Stock”) and (ii) $11.00 per share in cash, without interest.

The issuance of shares of Company Common Stock in connection with the Merger was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s registration statement on Form S-4 (File No. 333-256401), declared effective by the Securities and Exchange Commission (the “SEC”) on June 11, 2021.

The foregoing description of the Merger Agreement, the Stock Purchase Agreement and the transactions contemplated thereby, including the Merger, is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 22, 2021, and is incorporated herein by reference, and the Stock Purchase Agreement, a copy of which was filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 22, 2021, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On July 20, 2021, the Company issued a press release, a copy of which is attached as Exhibit 99.2 and is incorporated in this Item 7.01 by reference.

The information in this Item 7.01 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

Press Release

On the Closing Date, the Company issued a press release announcing the closing of the Merger, a copy of which is attached as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Indebtedness

On the Closing Date, the Company prepaid all revolving loans outstanding under and terminated its Fifth Amended and Restated Credit Agreement, dated as of August 28, 2019 (the “Existing Credit Facility”), among the Company, the subsidiary borrowers party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, at a prepayment price equal to 100% of the aggregate principal amount of the revolving loans prepaid, plus accrued and unpaid interest thereon to, but excluding, the prepayment date, in accordance with the Existing Credit Facility.  Immediately prior to such repayment, $225.0 million in aggregate principal amount of revolving loans were outstanding thereunder.

In addition, on the Closing Date, the Company prepaid all $50.0 million in aggregate principal amount of its 4.95% Senior Notes, Series B, Due May 20, 2030 (the “Existing Private Placement Notes”) outstanding under its Private Shelf Agreement, dated as of December 14, 2010 (the “Private Shelf Agreement”), between the Company, on one hand, and PGIM, Inc. (formerly known as Prudential Investment Management, Inc.) and each Prudential Affiliate party thereto, on the other hand, at a prepayment price equal to 100% of the aggregate principal amount of the Existing Private Placement Notes prepaid, plus a make-whole payment and accrued and unpaid interest thereon to, but excluding, the prepayment date, in accordance with the optional redemption provisions contained in the Private Shelf Agreement.

Item 9.01	Financial Statements and Exhibits.

 (a) Financial Statements of Business Acquired.

Financial statements of the acquired business are not included in this Current Report on Form 8-K. Such financial statements will be filed by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

Pro forma financial information relative to the acquired business is not included in this Current Report on Form 8-K. Such pro forma financial information will be filed by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit Number	Exhibit Description
2.1*
Agreement and Plan of Merger, dated as of April 19, 2021, by and among Herman Miller, Inc., Heat Merger Sub, Inc. and Knoll, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2021)

2.2
Stock Purchase Agreement, dated as of April 19, 2021, by and among Herman Miller, Inc. and Furniture Investments Acquisitions S.C.S. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2021)

10.1*
Credit Agreement, dated as of July 19, 2021, by and among Herman Miller, Inc., the lenders and other parties party thereto and Goldman Sachs Bank USA and Wells Fargo Bank, National Association, as administrative agents, and Goldman Sachs Bank USA, as collateral agent

99.1	Press Release, dated July 19, 2021, issued by Herman Miller, Inc.
99.2	Press Release, dated July 20, 2021, issued by Herman Miller, Inc.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*
Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish supplementally to the SEC a copy of any omitted exhibits or schedules upon request; provided that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERMAN MILLER, INC.

Date: July 20, 2021	By:	/s/ Kevin J. Veltman
		Name:	Kevin J. Veltman
		Title:	Vice President of Investor Relations & Treasurer (Duly Authorized Signatory for Registrant)